                                                                     EXHIBIT 2.7




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                           ASSET PURCHASE AGREEMENT

                                by and between

                    Entravision Communications Corporation

                                      and

                              Sunburst Media, LP

                                     dated

                                 May 22, 2000

================================================================================
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                           ASSET PURCHASE AGREEMENT
                           ------------------------

     This Asset Purchase Agreement (the "Agreement") is entered into this 22nd day of May, 2000 by and between Entravision Communications Corporation, a Delaware corporation ("Entravision"), and Sunburst Media, LP, a Delaware limited partnership ("Sunburst"), with respect to the following facts:

     WHEREAS, Entravision is a duly formed Delaware corporation engaged in the ownership and operation of television and radio stations and other media properties.

     WHEREAS, Sunburst is a duly formed Delaware limited partnership that owns and operates radio stations KFRQ(FM), 94.5 MHz, Harlingen, Texas, KKPS(FM), 99.5 MHz, Brownsville, Texas, KVPA(FM), 101.1 MHz, Port Isabel, Texas and KVLY(FM),
107.9 MHz, Edinburg, Texas (collectively, the "Stations").

     WHEREAS, Sunburst desires to sell, transfer and assign to Entravision, and Entravision desires to purchase, accept and receive, all of Sunburst's right, title and interest in and to substantially all of the assets of the Stations, all for the consideration and on the terms set forth in this Agreement.

     WHEREAS, the Board of Directors of Entravision and the Board of Directors of Sunburst Media Corporation, a Delaware corporation and the sole general partner of Sunburst ("Sunburst Media"), have each approved the sale by Sunburst and the purchase by Entravision of substantially all of the assets of the Stations (the "Asset Acquisition").

     WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Asset Acquisition and also to prescribe certain conditions with respect thereto.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each signatory hereto, the parties hereto covenant and agree as follows:

                                  ARTICLE 1.
                                  DEFINITIONS

     For purposes of this Agreement, the following terms shall have the following meanings:

     1.1 "Accounts Receivable" means all of Sunburst's accounts receivable for cash and Sunburst's right to bill and receive cash for the sale of air time and all other services and business of the Stations at any time prior to 11:59 p.m. (Brownsville, Texas time) on the day immediately preceding the Closing Date (as defined below).

     1.2 "Applicable Contract" means any Contract (as defined below) relating to the Stations (i) under which Sunburst has or may acquire any rights, (ii) under which Sunburst has or may become subject to any Liability or (iii) by which Sunburst or any of the Assets are or may become bound.

     1.3 "Best Efforts" means the efforts that would be used by a prudent Person (as defined below) under similar circumstances desiring to achieve a result as expeditiously as possible.

     1.4 "Breach" means any inaccuracy in or breach of, or any failure to perform or comply with, any representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement.

     1.5 "Cash Contracts" means those Applicable Contracts for the sale for cash of air time and other services of the Stations that are entered into in the Ordinary Course of Business (as defined below).

     1.6 "Closing Date" means the date and time as of which the Closing (as defined below) actually takes place.

     1.7 "Consent" means any approval, consent, ratification, waiver or other authorization required of any Person for the consummation of the Contemplated Transactions (as defined below), including, without limitation, the FCC Consent (as defined below), the expiration of any applicable waiting period required under the HSR Act (as defined below) and any other necessary Governmental Authorization (as defined below).

     1.8 "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including, without limitation, the sale of the Assets by Sunburst to Entravision pursuant to the Asset Acquisition and the performance by Entravision and Sunburst of their respective covenants and obligations under this Agreement.

     1.9 "Contract" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

     1.10 "Employee Benefit Plan(s)" means any "employee benefit plan" as defined in Section 3(3) of ERISA (as defined below) and any other similar plan, policy, program, practice or arrangement maintained by Sunburst for the benefit of the employees of the Stations.

     1.11 "Encumbrance" means any encumbrance, liability, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     1.12 "Environmental Law(s)" means all federal, state and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders,

                                      -2-
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directives, requests, licenses, authorizations, permits and agreements issued or signed by any federal, state or local government authority relating to environmental, health or safety matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Water Act of 1977, the Clean Air Act, the Resource Conservation and Recovery Act of 1976, the Federal Insecticide, Fungicide and Rodenticide Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act of 1970 and the Safe Drinking Water Act, and state and local counterparts to such acts.

     1.13 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the rules and regulations issued pursuant to that act or any successor law.

     1.14 "Facilities" means the physical facilities of the Stations located at any transmitter site and at any studio site currently owned or operated by Sunburst.

     1.15 "FCC" means the Federal Communications Commission, or any successor agency.

     1.16 "FCC Consent" means an Order (as defined below) or Orders of the FCC granting its Consent (without conditions outside the normal course) to the assignment to Entravision of the FCC Governmental Authorizations for all of the Stations.

     1.17 "Final FCC Consent" means that the FCC Consent has become a Final Order (as defined below).

     1.18 "Final Order" means an order, action or decision of the FCC that has not been reversed, stayed, enjoined, annulled or suspended and as to which (i) no timely request for stay, appeal, petition for reconsideration, application for review or reconsideration, or action by the FCC on its own motion with comparable effect is pending and (ii) the time for filing any such request, appeal, petition or application, or for the taking any such action by the FCC on its own motion, has expired.

     1.19 "GAAP" means generally accepted accounting principles, applied on a consistent basis.

     1.20 "Governmental Authorization" means any Consent, license or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     1.21 "Governmental Body" means (i) any nation, state, county, city, town, village, district or other jurisdiction of any nature, (ii) any federal, state, local, municipal, foreign or other government, (iii) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), (iv)

                                      -3-
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any multi-national organization or body, (v) any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature or (vi) the FCC.

     1.22 "Hazardous Substance(s)" means (i) any substance, the presence of which requires investigation or remediation under any Environmental Law or under common law, (ii) any dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance which is regulated by any Environmental Law, (iii) any substance, the presence of which causes or threatens to cause a nuisance upon property presently and/or previously owned, leased or otherwise used by the Stations (or poses or threatens to pose a hazard to the health or safety of persons on or about the property or adjacent properties) and (iv) radon, ureaformaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, petroleum and petroleum products.

     1.23 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     1.24 "IRC" means the Internal Revenue Code of 1986, as amended, or any successor law, and the rules and regulations issued by the Internal Revenue Service, or any successor agency, pursuant to the IRC or any successor law.

     1.25 "Knowledge" means, as to an individual Person, (i) the actual knowledge of a particular fact or (ii) the knowledge that a prudent individual would be expected to discover in the course of conducting a reasonably comprehensive investigation, but only when a prudent individual would consider such an investigation warranted. A non-individual Person will be deemed to have "Knowledge" of a particular fact if any individual who is serving as an officer, director or management-level employee of such Person has Knowledge within the meaning of the preceding sentence.

     1.26 "Legal Requirement" means any FCC, federal, state, local, municipal or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

     1.27 "Liabilities" means, with respect to any particular Person, all debts, adverse claims, liabilities, duties, responsibilities and obligations of such Person of every kind or nature, whether accrued or unaccrued, known or unknown, direct or indirect, absolute, fixed or contingent, liquidated or unliquidated and whether arising under, pursuant to or in connection with any Contract, Legal Requirement, tort, strict liability, rule of law or otherwise, and regardless of whether or not reflected, or required by GAAP or any other method of accounting to be reflected, in such Person's balance sheets or other books and records.

     1.28 "Material Adverse Change" means with respect to the Stations (excluding for purposes of this definition KVPA(FM), taken as a whole, and not individually, a material adverse

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change in the assets, liabilities, properties, business or financial condition of the Stations which shall mean any of the following: (i) as to the revenues of the Stations, a decrease of ten percent (10%) or more in the combined revenues of the Stations for the three (3) full calendar months prior to the Final FCC Consent as compared to the same three (3) month period in 1999, excluding political advertising in the measurement of both periods; (ii) as to the ratings of the Stations, a decrease of twenty percent (20%) or more in the combined Spring 2000 Arbitron ratings of the Stations, 12+ share for the Harlingen-Weslaco-Brownsville-McAllen, Texas radio market, all persons, Monday-Sunday, 6:00 a.m. to 12:00 p.m., as compared to the Spring 1999 Arbitron ratings for the same radio market; and (iii) as to any other matter other than revenues and ratings, the occurrence of a Station Event (as defined below). Notwithstanding the foregoing, a Material Adverse Change shall not include the voluntary termination of employment by any one or more employees of the Stations from and after May 2, 2000 and the adverse effects resulting from such voluntary terminations.

     1.29 "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

     1.30 "Ordinary Course of Business" means an action taken by a Person in the ordinary course of the normal day-to-day operations of such Person that is consistent with past practices.

     1.31 "Organizational Documents" means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the certificate of formation and operating agreement of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

     1.32 "Permitted Encumbrances" means any of the following: (i) liens for current Taxes not yet due and payable; (ii) easements, oil and gas leases, zoning and other local ordinances, deed restrictions or restrictive covenants, all of record, which do not impair the current use of the Facilities; and (iii) all Encumbrances set forth on Schedule 1.32 existing against the Assets prior to
                              -------------
the Closing, all of which shall be released at the Closing.

     1.33 "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

     1.34 "Proceeding" means any action, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, bankruptcy, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     1.35 "Real Property" means the real property owned by Sunburst set forth on Schedule 2.1(a).
   ---------------

     1.36  "Real Property Leases" means the real property leases set forth on
Schedule 2.1(a).
---------------

     1.37 "Related Person" means an "affiliate" (as such term is defined in the rules promulgated under the Securities Exchange Act of 1934, as amended) of a Person.

     1.38 "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

     1.39 "Schedules" means the schedules attached hereto and incorporated herein by this reference relating to the representations and warranties of the parties hereto.

     1.40 "Station Event" means any event, circumstance or other occurrence of any nature or description that either singularly or in the aggregate prevents any Station from being operated in the Ordinary Course of Business, including, without limitation, acts of nature (e.g. fires, floods, earthquakes and storms), calamity, casualty, condemnation, loss of any rights, titles, interests, licenses, leases and/or privileges necessary for the operation of the Stations in the Ordinary Course of Business, the act or failure or refusal to act of any Governmental Body having jurisdiction over the Stations or any of the Assets or any environmental condition occurs that is not cured by Sunburst in accordance with Section 6.15 below.

     1.41 "Station Expenses" means all expenses arising out of the business and operation of the Stations of any nature, kind and type whatsoever and however arising, including, without limitation, tower rent, all utilities, insurance, vehicle expense, programming costs, repairs and maintenance, travel expenses, employee compensation, business and license fees, FCC annual regulatory fees, employee benefits, including accrued vacation and sick leave, health, dental and medical benefits, employee expense reimbursements, sales commissions and fees and other commissions and fees, SESAC, ASCAP and BMI payments, expenses under Contracts, property taxes and other Taxes, office expenses, property and equipment rentals, applicable copyright or other fees, sales and service charges, general and administrative expenses, accounts payable and trade payables.

     1.42 "Sunburst Financial Statements" means (i) the audited balance sheets of Sunburst as of December 31, 1998 and December 31, 1999 for the twelve (12) month periods then ended and the related statements of income and cash flows for the periods then ended (including the notes thereto), as compiled by PricewaterhouseCoopers LLP (as to 1998) and Deloitte and Touche LLP (as to 1999) and (ii) the unaudited balance sheets of Sunburst as of April 30, 2000 for the four (4) month period then ended.

     1.43 "Tax(es)" means taxes of any kind, accrued or accruing, including any and all federal, state or local taxes, charges, fees, levies or other assessments of any nature whatsoever (including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon the entity to which reference is being made or any Related Person thereof or upon any consolidated, combined or unitary group of which any such entity is or was a member, and any and all protest expenses (of any nature whatsoever) incurred in connection therewith.

     1.44 "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     1.45 "Threatened" means a claim, Proceeding, dispute or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

                                  ARTICLE 2.
                               ASSET ACQUISITION

     2.1   Asset Acquisition.  At the Closing and subject to the terms and
           -----------------
conditions of this Agreement, Sunburst shall convey, transfer, assign and deliver to Entravision, and Entravision shall purchase, acquire and accept all right, title and interest of Sunburst in and to (i) the FCC Governmental Authorizations (and the call letters with respect thereto) for the Stations as set forth on Schedule 4.10(b) (collectively, the "FCC Licenses") and (ii) all of
             ----------------
the real and personal property, furniture, fixtures, equipment and other tangible and intangible assets owned or leased by Sunburst on the Closing Date that are used in the operation of the Stations (collectively, the "Assets") for the Purchase Price (as defined below). The Assets will be sold and purchased subject to the representations and warranties contained in this Agreement and the Schedules. The Assets shall include, without limitation, the following:

           (a) all fee simple ownership, leaseholds, easements and other interests in real property of every kind and description and improvements thereon owned or leased by Sunburst on the Closing Date that are used in the operation of the Stations, as set forth in more detail on Schedule 2.1(a);
                                                          ---------------

          (b) all equipment, software, intellectual property, machinery, vehicles, office furniture and fixtures, transmitting tuners, towers, transmitters, antennae, office materials and supplies, spare parts and other tangible personal property of every kind and description, owned or leased by Sunburst on the Closing Date that are used in the operation of the Stations, including any replacements thereof and those acquired by Sunburst between the date of this Agreement and the Closing Date, including, without limitation, those set forth on Schedule 2.1(b);
                   ---------------

          (c) all Applicable Contracts listed, described or cross-referenced on
Schedule 2.1(c) (all of the same are referred to herein as the "Assigned
---------------
Contracts"), together with all additional Applicable Contracts entered into in the Ordinary Course of Business of the Stations between the date of this Agreement and the Closing Date, which additional Applicable Contracts, to be included within the Assigned Contracts, must be approved in advance in writing by Entravision;

          (d) all technical materials and guidelines, brochures, promotional material and other selling material of the Stations; and

          (e) all papers, documents, instruments, books and records, files, agreements, books of account and other records relating or pertaining to the Assets, including, without limitation, customer invoices, customer lists, vendor and supplier lists, drafts and other documents and materials relating to customer transactions, blueprints, specifications, designs, drawings, operating and marketing plans and all other documents, tapes, discs, programs or other embodiments of information related thereto.

     2.2  Excluded Assets.  Notwithstanding anything to the contrary herein,
          ---------------
Sunburst shall not sell, transfer, assign, convey or deliver to Entravision, and Entravision will not purchase or accept, and the Assets shall not include, the following assets used in, associated with or related to the business and operations of the Stations: all of Sunburst' right, title and interest in and to all (i) cash and cash equivalents; (ii) the utility deposits, security deposits and cash deposits set forth on Schedule 2.2 under Assigned Contracts, which to
                               ------------
the extent a reimbursement by the third-party holding the deposit is not practical will be paid by Entravision to Sunburst at the Closing and Sunburst will assign its rights to such deposit to Entravision; (iii) all Accounts Receivable; and (iv) any Applicable Contracts that are not Assigned Contracts.

     2.3  Conveyance of Assets; Non-Assumed Liabilities.  The Assets shall be
          ---------------------------------------------
sold and conveyed to Entravision free and clear of all Liabilities (except the Assumed Liabilities) and Encumbrances, other than Permitted Encumbrances, as of the Closing Date. On and after the Closing Date, Entravision will assume and discharge only those Liabilities of Sunburst under the Assigned Contracts that arise under such Assigned Contracts on or after the Closing Date and which are attributable solely to periods of time occurring on or after the Closing Date (such Liabilities assumed by Entravision are referred to herein as the "Assumed Liabilities"). Except only for the Assumed Liabilities, Entravision will not assume or be obligated to pay or discharge any Liabilities of Sunburst.

     2.4  Payment of Station Expenses.  Entravision and Sunburst agree to the
          ---------------------------
following provisions regarding the payment of Station Expenses.

          (a) Sunburst shall bear the cost of, and indemnify Entravision from, all Station Expenses attributable to the operations of the Stations at any time prior to the Closing Date. Entravision shall bear the cost of, and indemnify Sunburst from, all Station Expenses attributable to the operations of the Stations at any time on or after the Closing Date.

          (b) On the Closing Date, or as soon thereafter as is practical, (i) Sunburst shall pay all unpaid invoices for Station Expenses which are the responsibility of Sunburst to pay and (ii) Sunburst shall pay to the employees of the Stations all accrued wages, salaries, bonuses, commissions and all other accrued Liabilities and payments, including accrued vacation pay and sick leave, that are due to such employees of Sunburst. After the Closing Date, Sunburst agrees that it will promptly pay any of its remaining unpaid Station Expenses when same shall become due.

          (c) On the Closing Date, Entravision and Sunburst will prepare a prorations schedule allocating between themselves, in accordance with the principle set forth in Section 2.4(a) above, the Liability for all items of Station Expenses, or receipt by Sunburst of pre-paid sums with respect to any Assigned Contracts, that cover any period of time beginning before the Closing Date and ending after the Closing Date, whether or not actually paid by the Closing Date, including, without limitation, FCC regulatory fees, property taxes and rents. The net amount of all such prorations will be paid at Closing by Sunburst to Entravision, or by Entravision to Sunburst, as the case may be, with Sunburst and Entravision assuming responsibility to pay the prorated Station Expenses in a manner consistent with such allocations. Sunburst and Entravision shall include within this proration schedule, an allocation of the third-party rents due Sunburst under the third-party leases of the KVLY(FM) tower facility.

          (d) Sunburst and Entravision agree that within forty-five (45) days after the Closing Date each of them will provide the other with an accounting of any Station Expenses paid by such party (or with respect to which such party has received an invoice) that are the responsibility of the other party to pay. At such time Sunburst and Entravision agree to make adjusting payments between themselves and/or promptly make appropriate third-party payments, as the case may be, such that Sunburst and Entravision shall have each paid their own respective Station Expenses.

     2.5  Savings Clause for Non-Assignable Contracts.  This Agreement shall not
          -------------------------------------------
constitute an agreement to assign any Schedule 6.10 Contract (as defined below) if the mere agreement to assign such Contract without the consent of the other party thereto would constitute a breach thereof or in any way impair the rights of Sunburst thereunder.

     2.6  FCC Licenses.  The parties hereto acknowledge and agree that at the
          ------------
Closing, Sunburst shall convey the FCC Licenses to Entravision Holdings, LLC, a California limited liability company and wholly-owned subsidiary of Entravision ("Entravision Holdings").

                                  ARTICLE 3.
                                    CLOSING

     3.1  Closing.  The closing of the Assets Acquisition (the "Closing")
          -------
provided for in this Agreement will take place at the offices of Winstead Sechrest & Minick P.C. in Dallas, Texas on the date ten (10) days after receipt by the parties of the Final FCC Consent, or at such other time and place as the parties may agree. Notwithstanding the foregoing, the parties will endeavor in good faith to effect the Closing simultaneously in different locations to avoid the travel and additional expense of requiring all parties to be located in the same place and in connection therewith the parties will deliver, in escrow to opposing counsel and other appropriate parties, all agreements, instructions, documents, releases, certificates, wire transfer instructions, pay-off instructions, UCC-3 termination statements (if applicable) and other matters and things necessary to effect Closing in such manner. Subject to the provisions of
Article 10 below, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

     3.2  Purchase Price.  The aggregate consideration (the "Purchase Price") to
          --------------
be paid by Entravision for the Assets shall be Fifty-Five Million Dollars ($55,000,000), payable to Sunburst in cash at the Closing by wire transfer pursuant to instructions provided by Sunburst. The Purchase Price shall be increased or decreased, as the case may be, by the net prorations as provided in
Section 2.4 above.

     3.3  Escrow Deposit.
          --------------

          (a) Upon the execution and delivery of this Agreement, Entravision shall promptly deliver to Union Bank of California, N.A. (the "Escrow Agent"), either via cashier's check or wire transfer of immediately available funds, the amount of Two Million Dollars ($2,000,000) (the "Escrow Deposit"), to be held by the Escrow Agent in an interest bearing account pursuant to the terms and conditions of that certain Escrow Agreement of even date herewith by and among Entravision, Sunburst and the Escrow Agent (the "Escrow Agreement"). The Escrow Deposit represents an earnest money deposit by Entravision for the Contemplated Transactions.

          (b) The Escrow Deposit shall be held by the Escrow Agent in accordance with the Escrow Agreement and shall be either (i) applied toward the Purchase Price at the Closing or (ii) returned to Entravision if Entravision otherwise pays the full Purchase Price. It is expressly acknowledged and agreed by the parties hereto that Entravision is entitled to all interest earned on the Escrow Deposit and that such interest shall not be part of the Purchase Price.

          (c) If this Agreement is terminated by Sunburst pursuant to Section 10.1(b)(i) below and Sunburst is not in Breach of this Agreement, the Escrow Deposit shall be disbursed in accordance with Section 10.2(b) below.

     3.4  Allocation.
          ----------

          (a) The parties agree to allocate the Purchase Price among the Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule to be prepared by BIA Financial Network within one hundred twenty (120) days following the Closing.

          (b) Notwithstanding the foregoing, the parties agree to allocate One Million Dollars ($1,000,000) of the Purchase Price to the Noncompetition Agreement, substantially in the form attached hereto as Exhibit "A" and
                                                        -----------
incorporated herein by this reference (the "Noncompetition Agreement"), to be executed by Sunburst, Sunburst Media, Sunburst Dallas, LP, Sunburst Dallas, Inc. and Sunburst Media Management, Inc.

     3.5  Closing Obligations of Sunburst.  At the Closing, Sunburst will
          -------------------------------
deliver or cause to be delivered to Entravision:

          (a) a bill of sale and assignment of interests as to all Assets not otherwise covered by a separate assignment or conveyance;

          (b) an assignment of the FCC Licenses;

          (c) a special warranty deed for each parcel of Real Property conveying good and indefeasible title to Entravision;

          (d) a separate written assignment for each Real Property Lease, and in such case as Sunburst's leasehold interest is a matter of public record, then the separate written assignment shall be in recordable form;

          (e) the closing certificate required by Section 8.1(c) below;

          (f) wire transfer instructions for the payment of the Purchase Price (which shall be provided to Entravision in writing no later than two (2) business days prior to the Closing);

          (g) to the extent applicable, pay-off instructions for Sunburst's secured debt, including, without limitation, Sunburst's indebtedness to FINOVA Capital Corporation;

          (h) to the extent applicable, UCC-3 termination statements and other necessary releases signed by the appropriate parties releasing all Encumbrances against the Assets;

          (i) releases of all deeds of trust signed by the appropriate parties releasing all deeds of trust and any other mortgages filed against any of the Real Property or Real Property Leases;

          (j) a certificate of the Secretary of Sunburst (i) attesting to the incumbency of its officers executing the Agreement and the other agreements and certificates delivered by Sunburst at the Closing and (ii) certifying resolutions of the Board of Directors of Sunburst Media authorizing the execution, delivery and performance of this Agreement by Sunburst;

          (k) with respect to the KVLY(FM) main transmitter site, a written commitment by Fidelity National Title Insurance Company, 5430 LBJ Freeway, Suite 260, Dallas, Texas 75240, Attention: Polly Kendall (the "Title Company") to issue a Texas standard owner's title insurance policy insuring Entravision in the amount of $300,000, subject only to the standard printed exceptions and the Permitted Encumbrances and with survey exceptions deleted, provided that Entravision has obtained the survey for such Real Property pursuant to Section
6.14 below;

          (l) with respect to the studio site located at 901 East Pike Road, Weslaco, Texas, a written commitment by the Title Company to issue a Texas standard owner's title insurance policy insuring Entravision in the amount of $325,000, subject only to the standard printed exceptions and the Permitted Encumbrances and with survey exceptions deleted, provided that Entravision has obtained the survey for such Real Property pursuant to Section 6.14 below;

          (m) the Noncompetition Agreement, executed by the Persons named in
Section 3.4(b) above;

          (n) an affidavit to the effect that Sunburst is not a "foreign person" within the meaning of Section 1445 of the IRC;

          (o) a certificate of good standing for Sunburst and Sunburst Media issued by the Delaware Secretary of State not more than ten (10) days prior to the Closing Date;

          (p) a certificate of existence/authority for each of Sunburst and Sunburst Media issued by the Texas Secretary of State not more than ten (10) days prior to the Closing Date; and

          (q) a certificate of good standing for each of Sunburst and Sunburst Media issued by the Texas Comptroller of Public Accounts not more than ten (10) days prior to the Closing Date.

     3.6  Closing Obligations of Entravision.  At the Closing, Entravision will
          ----------------------------------
deliver or cause to be delivered to Sunburst:

          (a) the Purchase Price, as adjusted in accordance with Section 3.2 above and Section 6.1 below;

          (b) the closing certificate required by Section 8.2(c) below;

          (c) a certificate of the Secretary of Entravision (i) attesting to the incumbency of its officers executing the Agreement and the other agreements and certificates delivered by Entravision at the Closing and (ii) certifying the resolutions of the Board of Directors of Entravision authorizing the execution, delivery and performance of this Agreement;

          (d) the Noncompetition Agreement, executed by Entravision; and

          (e) a certificate of good standing for each of Entravision and Entravision Holdings issued by the Delaware Secretary of State and California Secretary of State, respectively, not more than ten (10) days prior to the Closing Date.

                                  ARTICLE 4.
                        REPRESENTATIONS AND WARRANTIES
                                  OF SUNBURST

     Sunburst hereby represents and warrants to Entravision as follows:

     4.1  Organization and Good Standing.  Sunburst is a limited partnership
          ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now being conducted. Sunburst is duly qualified to do business as a foreign limited partnership and is in existence under the laws of the State of Texas.

     4.2  Authority; No Conflict.
          ----------------------

          (a) This Agreement constitutes the legal, valid and binding obligation of Sunburst, enforceable against Sunburst in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity regardless of whether enforcement is sought in a proceeding at law or in equity. Subject to obtaining the necessary Consents, Sunburst has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and to perform its obligations hereunder.

          (b) Neither the execution and delivery of this Agreement by Sunburst nor the consummation or performance of any of the Contemplated Transactions by Sunburst will, directly or indirectly (with or without notice or lapse of time):
(i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Sunburst or any resolution adopted by the general partner or limited partners of Sunburst; (ii) subject to obtaining the necessary Consents, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Sunburst or any of the assets owned or used by Sunburst, may be subject; (iii) subject to obtaining necessary Consents, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization that is held by Sunburst or that otherwise relates to the business of, or any of the assets owned or used by, Sunburst; (iv) subject to obtaining the necessary Consents, contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Assigned Contract; or (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Sunburst. Except as set forth on Schedule 4.2 and Schedule 6.10, Sunburst
                                  ------------     -------------
neither is nor will be required to give any notice to or obtain any Consent from any Person or Governmental Body in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3  Sunburst Financial Statements.  Sunburst has delivered to Entravision
          -----------------------------
copies of the Sunburst Financial Statements. The Sunburst Financial Statements fairly present the financial condition and the results of operations of Sunburst as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The Sunburst Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

     4.4  Title to Assets; Encumbrances.  The Assets are all of the assets
          -----------------------------
owned, leased or otherwise used by Sunburst in the operation of the Stations. Sunburst owns good and indefeasible title in and to all of the Assets that Sunburst purports to own free and clear of all Encumbrances, except for the Permitted Encumbrances. To the extent any of the Assets are leased, the governing lease agreement is set forth on Schedule 2.1(c). All of the Assets
                                          ---------------
are located at the Facilities.

     4.5  Condition and Sufficiency of Assets; Broadcast Equipment.
          --------------------------------------------------------

          (a) The improvements located on each item of Real Property are structurally sound with an immaterial amount of deferred maintenance. All items of tangible personal property that are currently being used by the Stations with a replacement value in excess of $1,000 are in good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are being put.

          (b) All towers, transmitters, antennas and related broadcast equipment that are used by Sunburst in the operation of the Stations, including, without limitation, any backup or auxiliary towers or antennas (the "Broadcast Equipment") are in material compliance with Legal Requirements of all applicable Governmental Bodies. The Broadcast Equipment is in sufficiently good condition and repair and is appropriately engineered to permit the operation of the Stations, and the broadcast of their programming to the intended audiences and in compliance with the FCC Licenses, after the Closing Date without any foreseeable upgrade or replacement. Within the three (3) months immediately preceding the date of this Agreement, there has not been any material unscheduled interruption in the broadcast of the Station caused by a failure of the Broadcast Equipment.

     4.6  No Undisclosed Liabilities.  Except as set forth in the Sunburst
          --------------------------
Financial Statements and for current Liabilities incurred in the Ordinary Course of Business since April 30, 2000, Sunburst has no other Liabilities relating to the Stations.

     4.7  Tax Matters.  Sunburst has timely paid (and after the Closing Date
          -----------
will timely pay) all Taxes for periods prior to and including the Closing Date that are due and payable, nonpayment of which would (i) result in an Encumbrance on any of the Assets, (ii) have a material adverse effect on Sunburst or (iii) result in Entravision becoming liable therefor. Sunburst has complied with (and will comply with through and including the Closing Date) all applicable Legal Requirements relating to the filing of Tax Returns or the payment and withholding of Taxes relating to employee wages, salaries and other compensation and has timely withheld and paid over (and will timely withhold and pay over through and including the Closing Date) to the proper governmental authorities all amounts required to be withheld and paid over for all periods under all applicable laws with respect to the employees of Sunburst.

     4.8  No Material Adverse Change.  Since April 30, 2000, there has not been
          --------------------------
any Material Adverse Change and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

     4.9  Employee Benefits.  Schedule 4.9 lists each Employee Benefit Plan
          -----------------   ------------
relating to the Stations to which Sunburst contributes or is a party or is bound and under which it may have liability. Sunburst has delivered or made available to Entravision true, correct and complete copies of all such Employee Benefit Plans. Entravision will not incur any Liability whatsoever under any such Employee Benefit Plans in connection with the Contemplated Transactions.

     4.10  Compliance with Legal Requirements; Governmental Authorizations.
           ---------------------------------------------------------------

           (a) The Stations are in material compliance with each Legal Requirement that is applicable to the Stations or to the conduct or operation of business or the ownership or use of any of the Assets. To the Knowledge of Sunburst, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Stations of, or a failure on the part of the Stations to comply with, any Legal Requirement or may give rise to any obligation on the part of the Stations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. With respect to the Stations, Sunburst has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or any actual, alleged, possible or potential obligation on the part of the Stations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

           (b) Schedule 4.10(b) contains a complete and accurate list of the FCC Licenses and antenna structure registrations for all antenna structures used by Sunburst at the Stations and required to be so registered. The FCC Licenses are valid and in full force and effect. The Stations are in full compliance with all of the terms and requirements of each FCC License. To the Knowledge of Sunburst, no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any FCC License or result in the revocation, withdrawal, suspension, cancellation, termination of or any modification to any FCC License. Sunburst has not received any notice or other communication (whether oral or written) from the FCC or any other Person regarding any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any FCC License or any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any FCC License. All filings required to have been made with respect to the FCC Licenses have been duly made on a timely basis with the appropriate Governmental Bodies. The FCC Licenses listed on Schedule
                                                                     --------
4.10(b) collectively constitute all of the FCC Licenses necessary to permit the
-------
Stations to conduct business in the manner they currently conduct such business. Other than the FCC Licenses, there is no other material Governmental Authorization necessary for the operation of the Stations or that otherwise relates to the business of the Stations, or to any of the Assets.

     4.11  Legal Proceedings; Orders.
           -------------------------

           (a) Except only for Proceedings set forth on Schedule 4.11(a) arising
                                                        ----------------
in connection with employment related claims made by past employees of Sunburst, all of which are being responded to by Sunburst and none of which will have a material adverse effect on the Assets or Sunburst, there is no pending Proceeding (i) that has been commenced by or against Sunburst with respect to the Stations or that otherwise relates to or may affect any of the Assets or
(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. Entravision shall assume no Liability whatsoever relating to any of the Proceedings set forth on Schedule 4.11(a). To the
                                ----------------

Knowledge of Sunburst, no additional Proceedings have been Threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

           (b) There is no Order relating to the Stations or any of the Assets to which Sunburst is subject. To the Knowledge of Sunburst, no employee of Sunburst at the Stations is subject to any Order that prohibits such employee from engaging in or continuing any conduct, activity or practice relating to the business of the Stations.

     4.12  Absence of Certain Changes and Events.  Since April 30, 2000,
           -------------------------------------
Sunburst has conducted the business of the Stations only in the Ordinary Course of Business. Since April 30, 2000 there has not been: (i) except in the Ordinary Course of Business, any payment or increase by Sunburst of any bonuses, salaries or other compensation to any employee of the Stations or entry into any employment, severance or similar Contract with any employee of the Stations;
(ii) adoption of any new Employee Benefit Plan for or with any employees of the Stations; (iii) any material damage to or destruction or loss of any of the Assets, whether or not covered by insurance; (iv) other than matters occurring in the Ordinary Course of Business, any sale, lease or other disposition of any material Asset or mortgage, pledge or imposition of any Encumbrance (except for the Permitted Encumbrances) on any material Asset; (v) material change in the accounting methods used by Sunburst with respect to the Stations (except for the IRC (S)481(a) adjustment); or (vi) any agreement, whether oral or written, by Sunburst with respect to the Stations to do any of the foregoing.

     4.13  Assigned Contracts; No Defaults.  Schedule 2.1(c) contains a complete
           -------------------------------   ---------------
and accurate list of, description of or reference to each Assigned Contract.
The Assigned Contracts set forth on Schedule 2.1(c) are all of the material
                                    ---------------
Applicable Contracts. Sunburst has delivered to Entravision true and correct copies of all Assigned Contracts (other than Cash Contracts). (i) Except for a management agreement by and between Sunburst and Sunburst Media Management, Inc. which is not one of the Assigned Contracts, no Related Person of Sunburst has or may acquire any rights under, nor has or may become subject to any Liability under any Contract that relates to the business of the Stations, or any of the Assets; (ii) to the Knowledge of Sunburst, no employee of the Stations is bound by any Contract that purports to limit the ability of such employee to engage in or continue any conduct, activity or practice relating to the business of the Stations; (iii) Sunburst is in material compliance under each of the Assigned Contracts; (iv) to the Knowledge of Sunburst, each other Person that is a party to any Assigned Contract is in material compliance with the Assigned Contract;
(v) to the Knowledge of Sunburst, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Stations or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Assigned Contract; and (vi) Sunburst has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Assigned Contract. Each Assigned Contract is in full force and effect and is valid and enforceable in accordance with its terms. Except in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Sunburst under any of the Assigned Contracts and no Person has made written demand for such renegotiation.

     4.14  Real Property.
           -------------

           (a) Schedule 2.1(a) lists all of the Real Property.  Sunburst has
               ---------------
delivered or made available to Entravision true, complete and copies of the deeds and other instruments (as recorded) by which Sunburst acquired such Real Property, and true, complete and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Sunburst relating to such Real Property. Sunburst owns and has good and indefeasible title to all of the Real Property. All improvements owned by Sunburst on each item of Real Property lie wholly within the boundaries of the Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any adjoining landowner, and are in good mechanical and structural condition and repair. With respect to the Real Property, there are no matters pending before any Governmental Body having jurisdiction over zoning that would prohibit or make non-conforming the present use by Sunburst of such Real Property or any pending or Threatened condemnation or eminent domain Proceeding or proposed sale in lieu thereof. There are no violations of restrictive covenants affecting the Real Property.

           (b) Schedule 2.1(a) lists all of the Real Property Leases.  Sunburst
               ---------------
has delivered to Entravision correct and complete copies of the Real Property Leases. With respect to each Real Property Lease: (i) the lease is legal, valid, binding, enforceable and in full force and effect; (ii) the lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately upon the consummation of the Contemplated Transactions; (iii) Sunburst is not, and to the Knowledge of Sunburst, the other parties to the lease are not, in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification or acceleration thereunder; (iv) Sunburst has not, and to the Knowledge of Sunburst, the other parties to the lease have not, repudiated any provision thereof; (v) there are no disputes, oral agreements or forbearance programs in effect as to the lease; (vi) except for the Permitted Encumbrances, Sunburst has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold; (vii) to the Knowledge of Sunburst, all facilities leased thereunder have received all approvals of all Governmental Bodies (including licenses and permits) required in connection with the operation thereof by Sunburst and, to the Knowledge of Sunburst, have been operated and maintained in accordance with all Legal Requirements; (viii) all facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and (ix) all facilities leased thereunder are in good mechanical and structural condition and repair.

     4.15  Insurance.  Sunburst has delivered to Entravision true and complete
           ---------
copies of all current policies of insurance procured by Sunburst with respect to the operations of the Stations and the Assets. Sunburst shall keep each of such policies of insurance in full force and effect through the Closing Date.

     4.16  Compliance with Environmental Laws.  (i) The Stations and all their
           ----------------------------------
operations are in compliance with all Environmental Laws as currently in effect,
(ii) Sunburst has not used, released or disposed of any Hazardous Substance in any manner that could reasonably be expected to result in material liability,
(iii) none of the Facilities are contaminated by any Hazardous Substance, (iv) none of the Facilities is affected by any condition that could reasonably be expected to result in liability under any Environmental Law currently in effect and (v) there is no condition, activity or event respecting the Stations or any of the Facilities that could reasonably be expected to subject Entravision to any material liability under any Environmental Law currently in effect.

     4.17  Employees.  Sunburst has delivered to Entravision a complete and
           ---------
accurate list of the following information for each employee of the Stations, including each employee on leave of absence or layoff status: employee name, position, current annual compensation paid, whether an employment Contract exists and hire date. To the Knowledge of Sunburst, no employee of the Stations is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee and any other Person that in any way adversely affects (i) the performance of his or her duties as an employee or (ii) the ability of the Stations to conduct their business.

     4.18  Labor Relations; Compliance.  Sunburst is not a party to any
           ---------------------------
collective bargaining or other labor Contract. There has not been while Sunburst has owned the Stations, there is not presently pending or existing, and to the Knowledge of Sunburst, there is not Threatened, (i) any strike, slowdown, picketing, work stoppage or employee grievance process relating to the Stations,
(ii) except as set forth on Schedule 4.11(a), any Proceeding against or
                            ----------------
affecting the Stations relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting the Stations or (iii) any application for certification of a collective bargaining agent for the Stations. To the Knowledge of Sunburst, no event has occurred at the Stations or circumstance exists at the Stations that could provide the basis for any work stoppage or other labor dispute.
There is no lockout of any employees of the Stations, and no such action is contemplated by Sunburst. Sunburst has complied in all respects with all Legal Requirements applicable to the Stations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. Sunburst is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     4.19  Intellectual Property.   The term "Intellectual Property Assets"
           ---------------------
includes the all of the following items of intellectual property owned or licensed by Sunburst and relating to the Stations: (i) the FCC call letters "KFRQ," "KKPS," "KVPA" and "KVLY," all fictional business names, trading names, slogans, monikers, registered and unregistered trademarks, service marks and applications; (ii) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints owned, used or licensed by the Stations as licensee or licensor; and (iii) all Internet websites relating to the Stations. Sunburst owns no patents or copyrights relating to the Stations. Sunburst has the right to use all of the Intellectual Property Assets. Sunburst's use of the Intellectual Property Assets does not infringe on the legally enforceable rights of any other Person. Other than for the Stations' call letters (which are not listed on any Schedule to this Agreement), all material items of the Intellectual Property Assets are listed on Schedule 2.1(c).
                                           ----------------

     4.20  Disclosure.  No representation or warranty of Sunburst in this
           ----------
Agreement and no statement in the Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. There is no fact of which Sunburst has Knowledge that has specific application to Sunburst (other than general economic or industry conditions) and that materially adversely affects the assets, business, financial condition or results of operations of the Stations that has not been set forth in this Agreement or the Schedules.

     4.21  Relationships With Related Persons.  No Related Person of Sunburst
           ----------------------------------
has any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to the business and operation of the Stations. Except for the management agreement by and between Sunburst and Sunburst Media Management, Inc., no Related Person of Sunburst has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Stations other than business dealings or transactions conducted in the Ordinary Course of Business with the Stations at substantially prevailing market prices and on substantially prevailing market terms or (ii) engaged in competition with the Stations (a "Competing Business") in any market presently served by the Stations except for ownership of less than five percent (5%) of the outstanding capital stock of any Competing Business that is publicly-traded on any recognized exchange or in the over-the-counter market. No Related Person of Sunburst is a party to any Contract with, or has any claim or right against, the Stations.

     4.22  Brokers or Finders.  Except for fees due to Salomon Smith Barney,
           ------------------
which fees shall be borne solely by Sunburst, neither Sunburst nor its Representatives has incurred any liability for brokerage or finder's fees or agents commissions or other similar payment in connection with the Contemplated Transactions.

                                  ARTICLE 5.
                        REPRESENTATIONS AND WARRANTIES
                                OF ENTRAVISION

     Entravision hereby represents and warrants to Sunburst as follows:

     5.1  Organization and Good Standing.  Entravision is a corporation duly
          ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. Entravision Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.

     5.2  Authority; No Conflict.
          ----------------------

          (a) This Agreement constitutes the legal, valid and binding obligation of Entravision, enforceable against Entravision in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity regardless of whether enforcement is sought in a proceeding at law or in equity. Subject to obtaining the necessary Consents, Entravision has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and to perform its obligations hereunder.

          (b) Neither the execution and delivery of this Agreement by Entravision nor the consummation or performance of any of the Contemplated Transactions by Entravision will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Entravision or any resolution adopted by the Board of Directors or stockholders of Entravision; (ii) subject to obtaining the necessary Consents, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Entravision or any of the assets owned or used by Entravision, may be subject; and (iii) contravene, conflict with or result in a violation of any provision of any Contract to which Entravision is a party. Except as set forth on Schedule 5.2,
                                                                  ------------
Entravision is not and will not be required to give any notice to or to obtain any Consent from any Person or Governmental Body in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     5.3  FCC and Other Qualifications.  Entravision Holdings is qualified to be
          ----------------------------
the assignee of the FCC Licenses under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC.

     5.4  Certain Proceedings.  There is no pending Proceeding that has been
          -------------------
commenced against Entravision that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Entravision, no such Proceeding has been Threatened.

     5.5  Brokers or Finders.  Except for fees due to Media Venture Partners,
          ------------------
which fees shall be borne solely by Entravision, neither Entravision nor its Representatives have incurred any liability for brokerage or finder's fees or agents commissions or other similar payment in connection with the Contemplated Transactions.

                                  ARTICLE 6.
                             COVENANTS OF SUNBURST
                             PRIOR TO CLOSING DATE

     6.1  Filing Under HSR Act.  Within fifteen (15) business days after full
          --------------------
execution of this Agreement, Sunburst agrees to make a separate filing of the Notification and Report Form pursuant to the HSR Act with respect to the Contemplated Transactions as promptly as practicable and supply any additional information or documentary material that may be required under the HSR Act and to take all other actions as reasonably necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as possible. Sunburst will use its Best Efforts to cooperate in all respects with Entravision in conjunction with any such filing submission or other inquiry and to promptly notify Entravision of any communication received from or given to the Antitrust Department of the Department of Justice (the "DOJ") or the Federal Trade Commission (the "FTC") and to permit the other party to review such communication. Each party shall pay one-half (1/2) of the filing fees relating to compliance with the HSR Act, provided that Entravision shall initially pay the filing fees and shall be reimbursed by Sunburst for one-half (1/2) of such fee at the earlier of the Closing or a termination of this Agreement, unless this Agreement is terminated by Sunburst pursuant to Section 10.1(b)(i) below.

     6.2  Application for FCC Consent.  Within ten (10) business days after the
          ---------------------------
execution of this Agreement, Sunburst will complete, sign and deliver to Entravision those portions of the applications for the FCC Consent applicable to Sunburst which portions of the applications shall be in form and substance acceptable for filing with the FCC. Sunburst will diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the preparation of such applications and their prosecution to a favorable conclusion. Sunburst will promptly provide Entravision with a copy of any pleading or other document served on it relating to such applications. If the FCC Consent imposes any condition on Sunburst, Sunburst shall use its Best Efforts to comply with such condition. If reconsideration or judicial review is sought with respect to the FCC Consent, and such reconsideration or review relates to Sunburst or its operations of the Stations, Sunburst shall vigorously oppose such reconsideration or judicial review at its own expense. Entravision and Sunburst shall each bear one-half (1/2) of the costs associated with the filing of the application for the FCC Consent.

     6.3  Access to Personnel, Books, Records and Properties.  Between the date
          --------------------------------------------------
of this Agreement and the Closing Date, Sunburst shall use its Best Efforts to cause to be afforded to Entravision and its Representatives reasonable access to the personnel (which shall be supervised access and shall be limited to, at the Station level, the general manager only, and at the corporate offices in Dallas, Texas, such employees who have relevant knowledge regarding the Stations, such as regarding financial and engineering matters) books and records, tangible assets, agreements and licenses of the Stations as may be reasonably requested by Entravision or its Representatives. Entravision's inspections and other access shall be conducted at such times and under such conditions as Sunburst shall specifically determine in each instance so as to minimize any disruption to Sunburst's operations. Entravision shall indemnify Sunburst for any and all damages to persons or property caused by Entravision while conducting such inspections and other physical access. Sunburst agrees that prior to consummation of the Contemplated Transactions, Entravision will be furnished with such accounting information and reports Entravision deems reasonably necessary to enable Entravision to satisfy disclosure requirements to its lenders, or state and federal regulators. Sunburst agrees to cooperate in providing Entravision full access to its records relating to the Sunburst Financial Statements, and to exert its Best Efforts to make its outside independent accountants (and their available work papers) available to Entravision and its accountants; provided, however, that Entravision will pay any fees and expenses of Sunburst's outside independent accountants for services rendered in connection with Entravision's activities. At the request of Entravision, Sunburst shall provide monthly unaudited balance sheets for any full calendar month prior to the Closing within twenty-five (25) days of the end of any such month. No later than ten (10) days prior to the Closing Date, Sunburst shall deliver to Entravision the revenue and rating information for the Stations referred to in Section 1.28 above (unless the Closing Date is to occur within the first ten (10) days of any calendar month, in which case, the time period for the delivery of such information shall be extended for such reasonable number of days to accommodate the availability of such information).

     6.4  Operation of the Businesses of the Stations.  Between the date of this
          -------------------------------------------
Agreement and the Closing Date, Sunburst will: (i) conduct the business of the Stations only in the Ordinary Course of Business; (ii) use its Best Efforts to preserve intact the current business organization of the Stations, keep available the services of the current employees of the Stations, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Stations;
(iii) advise Entravision concerning operational matters of a material nature; and (iv) provide Entravision with the monthly income statements for the operations of the Stations by no later than the twenty-fifth (25th) day of each calendar month with respect to the prior calendar month for each month after the date of this Agreement.

     6.5  Negative Covenant.  Except as otherwise expressly permitted by this
          -----------------
Agreement, between the date of this Agreement and the Closing Date, Sunburst will not, without the prior written consent of Entravision, take any affirmative action, or fail to take any reasonable action within its control, that causes any of the changes or events listed in Section
4.12 above occurs or become likely to occur.

     6.6  Notification.  Between the date of this Agreement and the Closing
          ------------
Date, Sunburst will promptly notify Entravision in writing if Sunburst becomes aware of any fact or condition that causes or constitutes a Breach of any of the representations and warranties of Sunburst in this Agreement, or if Sunburst becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition between the date of this Agreement and the Closing Date, Sunburst will promptly (i) deliver to Entravision a supplement to the Schedules specifying such change and (ii) notify Entravision of the occurrence of any Breach of any covenant of Sunburst in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in
Article 8 impossible or unlikely; provided, however, that the parties hereto acknowledge and agree that any such change shall not create any Liabilities of any kind for Entravision and shall not affect the express condition to Closing of Entravision based on Material Adverse Change as set forth in Section 8.1(h) below.

     6.7  Broadcast Transmission Interruption.  Sunburst shall give prompt
          -----------------------------------
written notice (a "Service Interruption Notice") to Entravision if any of the following (a "Service Interruption") occurs: (i) the regular broadcast transmissions of any of the Stations is interrupted or discontinued or (ii) any of the Stations is operated from a site other than its licensed transmitter site or with less than eighty percent (80%) of its licensed authorized power; provided, however, that an interruption or discontinuance in broadcast transmissions due either to (a) a disruption in power provided by a utility provider or (b) normal and customary repair, replacement, tuning, adjusting and maintenance of equipment will not be deemed a Service Interruption. If between the date hereof and the Closing, any of KVLY(FM), KKPS(FM) or KFRQ(FM) has experienced Service Interruptions aggregating seventy-two (72) consecutive hours in any thirty (30) consecutive day period, then Entravision may, at its option, terminate this Agreement upon written notice delivered to Sunburst no later than ten (10) days after receipt by Entravision of a Service Interruption Notice. In the event of termination of this Agreement by Entravision pursuant to the preceding sentence, the Escrow Deposit shall be returned to Entravision and the parties shall be released and discharged from any further obligation hereunder. If Entravision does not elect to terminate this Agreement, then the parties shall proceed as though a Service Interruption has not occurred. In addition, if at the time of any proposed Closing, any of the Stations shall not be broadcasting from its main licensed transmitter site with at least eighty percent (80%) of its licensed authorized power, then Entravision shall have the option, by written notice delivered to Sunburst, to postpone the Closing until three (3) days after normal broadcast transmissions have resumed.

     6.8  No Negotiation.  Until the Closing Date, or such time, if any, as this
          --------------
Agreement is terminated pursuant to Article 10 below, Sunburst and each of its Representatives will not, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Entravision or its Related Persons) relating to any transaction involving the sale of the business or any of the assets (other than in the Ordinary Course of Business) of the Stations.

     6.9  Best Efforts.  Between the date of this Agreement and the Closing
          ------------
Date, Sunburst will use its Best Efforts to cause the conditions in Section 8.1 below to be satisfied.

     6.10 Third-Party Consents and Estoppel Certificates.  Attached hereto as
          ----------------------------------------------
Schedule 6.10 is a list of those Assignable Contracts (each a "Schedule 6.10
-------------
Contract") with respect to which Sunburst has agreed to use its Best Efforts to seek the Consent of the other party(ies) to such Contracts to the assignment and assumption of such Contracts from Sunburst to Entravision upon the Closing. If Sunburst is unable to obtain third-party Consent to such assignment and assumption of any Schedule 6.10 Contract identified under the heading "Other Consents," then Sunburst shall continue after the Closing using its Best Efforts after the Closing to obtain any such Consent. Until such time as such Consent has been obtained, Sunburst will hold and administer the affected Contract for the sole and exclusive benefit of, and at the sole cost and expense of, Entravision. If Sunburst is unable to obtain third-party Consent to such assignment and assumption of any Schedule 6.10 Contract identified under the heading "Real Property Consents," then Entravision shall have the option exercisable within ten (10) days after Sunburst notifies Entravision of such fact to either (i) terminate this Agreement without any liability of either party hereto and Entravision shall receive a refund of the Escrow Deposit or
(ii) waive the condition to the Closing that such Consent be obtained and proceed with the Closing if the Contemplated Transactions and direct Sunburst to hold and administer the affected Contract for the sole and exclusive benefit of, and at the sole cost and expense of, Entravision. Sunburst will also request reasonable, normal and customary estoppel certificates, in a form supplied by Entravision, from the landlords under all Real Property Leases and will use Best Efforts to obtain such certificates; provided that if such estoppel certificates are not obtained, Sunburst shall have no liability to Entravision and the failure to obtain any estoppel certificate will not excuse Entravision's obligation to perform hereunder.

     6.11 No Inconsistent Action.  Sunburst shall not take any action which is
          ----------------------
materially inconsistent with its obligations under this Agreement, or that would hinder or delay the consummation of the Contemplated Transactions. Sunburst will not take any action that would disqualify or impair Sunburst as an assignor of the Stations or as an owner and operator of the Stations.

     6.12 Sales and Transfer Taxes.  All costs of transferring the Assets in
          ------------------------
accordance with this Agreement (if any), including, without limitation, recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne by Sunburst.

     6.13 Risk of Loss.  The risk of loss or damage to any of the fixed and
          ------------
tangible Assets to be conveyed to Entravision hereunder from fire or other casualty or cause shall be upon Sunburst at all times up to the Closing Date and it shall be the responsibility of Sunburst to repair or to cause to be repaired and to restore the Assets to their condition prior to any such loss or damage or, at its sole option, in lieu of performing such repair and restoration obligations, Sunburst may tender to Entravision the insurance proceeds in the amount sufficient to fully repair and restore such Assets. In the event of any such loss or damage, Sunburst shall notify Entravision of the same in writing immediately, specifying with particularity the loss or damage incurred, the cause thereof (if know or reasonably ascertainable) and the insurance coverage applicable to such loss and the estimated amount of the loss in excess of the insurance proceeds plus deductible. If the loss exceeds the insurance proceeds plus deductible by more than $500,000, Entravision shall have the option to either (i) terminate this Agreement without being deemed in Breach of the Agreement or (ii) proceed to the Closing and deducting the amount by which the loss exceeds the insurance proceeds plus deductible from the Purchase Price.

     6.14 Surveys.  With respect to each parcel of Real Property as to which an
          -------
owner's title insurance policy is to be procured, Sunburst will assist Entravision in the procurement of a current land title survey of the Real Property certified to Entravision prepared by a licensed surveyor and conforming, as to Texas real estate, to current Texas Land Title Association Minimum Detail Requirements for Land Title Surveys disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Surveys"). If any of the Surveys shall disclose any problems with access to and from a public roadway, the encroachment or protrusion of improvements from or onto the Real Property or any similar defects which substantially impair the current use or occupancy the Real Property as a tower site or studio site, as applicable, then such matter will either be cured by Sunburst prior to the Closing or insured over by the Closing; and if not, then Sunburst will indemnify Entravision as provided in
Section 11.2 below.  Entravision shall pay the cost of the Surveys.

     6.15 Environmental Assessments.  Sunburst will assist Entravision in
          -------------------------
obtaining with respect to each parcel of Real Property as to which an owner's title insurance policy is to be procured, a current Phase I Environmental Site Assessment ("ESA") and, if suggested by the Phase I ESA, a Phase II ESA, from an environmental consultant or engineer reasonably satisfactory to Entravision. If any of the ESAs shall conclude that there is an environmental condition that needs remediation or if any event should occur on any property covered by the ESAs prior to the Closing (which is not directly caused by Entravision) that results in an environmental condition requiring remediation, then Sunburst shall provide for such remediation at Sunburst's own cost prior to the Closing, or if Entravision elects, credit the Purchase Price at the Closing with the estimated amount of the remediation and final accounting once remediation is completed. Notwithstanding the foregoing, if the estimated cost of any such remediation shall exceed $500,000 and if Entravision does not elect to pay for the remediation costs in excess of $500,000, then either party shall have the right to terminate this Agreement without any obligation to the other party, and Entravision shall be entitled to the return of the entire Escrow Deposit, including interest. Entravision shall pay the cost of the ESAs.

                                  ARTICLE 7.
                           COVENANTS OF ENTRAVISION
                             PRIOR TO CLOSING DATE

     7.1  Filing Under HSR Act.  Within fifteen (15) business days after full
          --------------------
execution of this Agreement, Entravision agrees to make a separate filing of the Notification and Report Form pursuant to the HSR Act with respect to the Contemplated Transactions as promptly as practicable and supply any additional information or documentary material that may be required under the HSR Act and to take all other actions as reasonably necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as possible. Entravision will use its Best Efforts to cooperate in all respects with Sunburst in conjunction with any such filing submission or other inquiry and to promptly notify Sunburst of any communication received from or given to the Antitrust Department of the DOJ or the FTC and to permit the other party to review such communication. Each party shall pay one-half (1/2) of the filing fees relating to compliance with the HSR Act, provided that Entravision shall initially pay the filing fees and shall be reimbursed by Sunburst for one-half (1/2) of such fee at the earlier of the Closing or a termination of this Agreement, unless this Agreement is terminated by Sunburst pursuant to Section 10.1(b)(i) below.

     7.2  Application for FCC Consent.  Within ten (10) business days after the
          ---------------------------
execution of this Agreement, Entravision will complete those portions of the applications for the FCC Consent applicable to Entravision, which applications shall be in form and substance acceptable for filing with the FCC, assimilate Sunburst's portions of the applications and the file such applications with the FCC requesting its written consent to Contemplated Transactions. Entravision will diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the preparation of such applications and their prosecution to a favorable conclusion. Entravision will promptly provide Sunburst with a copy of any pleading or other document served on it relating to such applications. If the FCC Consent imposes any condition on Entravision, Entravision shall use its Best Efforts to comply with such condition. If reconsideration or judicial review is sought with respect to the FCC Consent, and such reconsideration or review relates to Entravision, Entravision shall vigorously oppose such reconsideration or judicial review at its own expense. Entravision and Sunburst shall each bear one-half (1/2) of the costs associated with the filing of the application for the FCC Consent.

     7.3  Notification.  Between the date of this Agreement and the Closing
          ------------
Date, Entravision will promptly notify Sunburst in writing if Entravision becomes aware of any fact or condition that causes or constitutes a Breach of any of the representations and warranties of Entravision in this Agreement, or if Entravision becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition between the date of this Agreement and the Closing Date, Entravision will promptly (i) deliver to Sunburst a supplement to the Schedules specifying such change and (ii) notify Sunburst of the occurrence of any Breach of any covenant of Entravision in this Article 7 or of the occurrence of any event that may make the satisfaction of the conditions in
Article 8 impossible or unlikely; provided, however, that the parties hereto acknowledge and agree that any such change shall not create any Liabilities of any kind for Sunburst.

     7.4  Best Efforts.  Between the date of this Agreement and the Closing
          ------------
Date, Entravision will use its Best Efforts to cause the conditions in Section
8.2 below to be satisfied.

     7.5  No Inconsistent Action.  Entravision shall not take any action which
          ----------------------
is materially inconsistent with their obligations under this Agreement, or that would hinder or delay the consummation of the Contemplated Transactions. Entravision will not take any action that would disqualify or impair Entravision (or any of its Related Persons) as an assignee of the Stations or as an owner and operator of the Stations.

                                  ARTICLE 8.
             CONDITIONS PRECEDENT TO PARTIES' OBLIGATIONS TO CLOSE

     8.1  Conditions Precedent to the Obligation of Entravision to Close.  The
          --------------------------------------------------------------
obligation of Entravision to effect the Contemplated Transactions and to take the other actions required to be taken by Entravision at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Entravision, in whole or in part):

          (a) Accuracy of Certain Representations and Warranties.  All of the
              --------------------------------------------------
representations and warranties of Sunburst contained in Sections 4.1, 4.2, 4.3 and 4.4 above, considered collectively, and each of such representations and warranties, considered individually, must be accurate in all respects when made, and as of the Closing Date as if made on the Closing Date. All of the representations and warranties of Sunburst contained in Section 4.5 above through Section 4.22 above shall be deemed made again at and as of the Closing; provided, however, that it is understood that any Breach of any of the representations and warranties of Sunburst contained in Section 4.5 above through Section 4.22 above, whether as of the date hereof or at the time of the Closing, shall only give rise to Entravision's claim for indemnification pursuant to Section 11.2 below (subject to the provisions of Section 11.9 below).

          (b) Performance.  All of the covenants and obligations that Sunburst
              -----------
is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, considered collectively, and each of these covenants and obligations, considered individually, must have been duly performed and complied with in all respects; provided, however, that if

Entravision believes that Sunburst has Breached any of its covenants and obligations under this Agreement, then Entravision shall give Sunburst written notice thereof setting forth in reasonable detail the nature of the failure and the Closing shall be extended to permit Sunburst a reasonable opportunity (of no less than fifteen (15) days and no more than thirty (30) days) to cure.

          (c) Closing Certificate.  Entravision shall have received from
              -------------------
Sunburst a certificate, dated as of the Closing, certifying that the conditions specified in Sections 8.1(a) and 8.1(b) above have been fulfilled.

          (d) Delivery of Closing Items.  Each item required to be delivered by
              -------------------------
Sunburst pursuant to Section 3.5 above must have been tendered for delivery at the Closing.

          (e) Consents.  The Final FCC Consent and the Consent identified under
              --------
"Real Property Consents" on Schedule 6.10 must have been obtained and must be in
                            -------------
full force and effect. All parties hereto acknowledge and agree to the requirement of the Final FCC Consent as an express condition to the Closing.

          (f) Opinion of Counsel.  Winstead, Sechrest & Minick P.C., counsel for
              ------------------
Sunburst, shall have delivered to Entravision a written legal opinion, dated as of the Closing Date, which shall be substantially in the form attached hereto as Exhibit "B-1" and incorporated herein by this reference.
-------------

          (g) Opinion of Counsel.  Pepper & Corazzini, L.L.P., FCC counsel for
              ------------------
Sunburst, shall have delivered to Entravision a written legal opinion, dated as of the Closing Date, which shall be substantially in the form attached hereto as Exhibit "B-2" and incorporated herein by this reference.
-------------

          (h) No Material Adverse Change.  There shall not have been any
              --------------------------
Material Adverse Change.

          (i) HSR Act.  To the extent applicable, the waiting period under the
              -------
HSR Act shall have expired or have been terminated with respect to the Contemplated Transactions.

          (j) Environmental Remedies.  Subject to the provisions of Section 6.15
              ----------------------
above, any environmental problems identified by Entravision in its due diligence of the Stations shall be remedied, to Entravision's reasonable satisfaction, by Sunburst at its own expense.

          (k) No Injunction.  There must not be in effect any Legal Requirement
              -------------
or any injunction or other Order that (i) prohibits the sale of the Assets by Sunburst to Entravision and (ii) has been adopted or issued or has otherwise become effective, since the date of this Agreement.

     8.2  Conditions Precedent to the Obligation of Sunburst to Close.  The
          -----------------------------------------------------------
obligation of Sunburst to effect the Contemplated Transactions and to take the other actions required to be taken by Sunburst at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sunburst, in whole or in part):

          (a) Accuracy of Certain Representations and Warranties.  All of the
              --------------------------------------------------
representations and warranties of Entravision contained in Sections 5.1, 5.2 and
5.3 above, considered collectively, and each of such representations and warranties, considered individually, must be accurate in all respects when made, and as of the Closing Date as if made on the Closing Date. All of the representations and warranties of Entravision contained in Section 5.4 above and
Section 5.5 above shall be deemed made again at and as of the Closing; provided, however, that it is understood that any Breach of any of the representations and warranties of Entravision contained in Section 5.4 above and Section 5.5 above, whether as of the date hereof, or at the time of the Closing, shall only give rise to Sunburst's claim for indemnification pursuant to Section 11.4 below (subject to the provisions of Section 11.9 below).

          (b) Performance.  All of the covenants and obligations that
              -----------
Entravision is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, considered collectively, and each of these covenants and obligations, considered individually, must have been performed and complied with in all respects; provided, however, that if Sunburst believes that Entravision has breached any of its covenants and obligations under this Agreement, then Sunburst shall give Entravision written notice thereof setting forth in reasonable detail the nature of the failure and the Closing shall be extended to permit Entravision a reasonable opportunity (of no less than fifteen
(15) days and no more than thirty (30) days) to cure.

          (c) Closing Certificate.  Sunburst shall have received from
              -------------------
Entravision a certificate, dated as of the Closing, certifying that the conditions specified in Sections 8.2(a) and 8.2(b) above have been fulfilled.

          (d) Delivery of Closing Items.  Each item required to be delivered by
              -------------------------
Entravision pursuant to Section 3.6 above must have been tendered for delivery at the Closing.

          (e) Consents.  The Final FCC Consent must have been obtained and must
              --------
be in full force and effect. All parties hereto acknowledge and agree to the requirement of the Final FCC Consent as an express condition to the Closing.

          (f) HSR Act.  To the extent applicable, the waiting period under the
              -------
HSR Act shall have expired or have been terminated with respect to the Contemplated Transactions.

          (g) No Injunction.  There must not be in effect any Legal Requirement
              -------------
or any injunction or other Order that (i) prohibits the sale of the Assets by Sunburst to Entravision and (ii) has been adopted or issued or has otherwise become effective, since the date of this Agreement.

                                  ARTICLE 9.
                              EMPLOYMENT MATTERS

     9.1  Termination of Stations' Employees.  Sunburst shall have terminated
          ----------------------------------
all of the employees of the Stations immediately prior to the Closing, including, without limitation, those employees under written employment agreements, with Sunburst to incur any and all Liabilities related to such terminations and to the employment of such employees through the Closing Date. Sunburst shall remain solely responsible for any termination benefits to which any of the employees are entitled by reason of such termination whether or not such person is subsequently employed by Entravision. Entravision shall have no obligation to offer employment to any of the employees of the Stations.

     9.2  Continued Employment with Entravision.  Notwithstanding the foregoing,
          -------------------------------------
on the Closing Date, Entravision may offer probational employment only to those employees of the Stations that Entravision elects to do so in its sole and absolute discretion, and each such employee shall be asked to execute an acknowledgment of continued employment with Entravision, acknowledging, among other things, that: (i) the employee has no carry over rights with respect to any and all employee benefits relating to any former employment with Sunburst;
(ii) upon execution of the appropriate documentation, such employee will be fully covered under the standard Entravision health insurance benefits; (iii) such employee shall be on a ninety (90) day probationary period, and that continued employment with Entravision is subject to the review and approval of Entravision in its sole and absolute discretion; (iv) demotion and transfer of such employee may occur in the sole and absolute discretion of Entravision at any time, with or without cause and/or notice; (v) employment with Entravision is "at-will;" and (v) such employee has received a copy of the Entravision's Employment Policy & Procedures Manual.

                                  ARTICLE 10.
                                  TERMINATION

     10.1 Termination Events.  This Agreement may, by written notice given prior
          ------------------
to or at the Closing, be terminated:

          (a) by Entravision: (i) if any of the conditions precedent to Entravision's obligation to close as set forth in Section 8.1 above shall not have been met (or waived by Entravision) by the time the Closing is to have taken place, including any extensions of the Closing permitted or required hereunder; (ii) if the FCC dismisses or denies the application for the FCC Consent and such order is a Final Order; or (iii) if there shall be any Order that would prevent or make unlawful the Closing;

          (b) by Sunburst: (i) if any of the conditions precedent to Sunburst's obligation to close as set forth in Section 8.2 above shall not have been met (or waived by Sunburst) by the time the Closing is to have taken place, including any extensions of the Closing permitted or required hereunder; (ii) if the FCC dismisses or denies the application for the FCC Consent and such order is a Final Order; or (iii) if there shall be any Order that would prevent or make unlawful the Closing;

          (c) by mutual consent of Entravision and Sunburst; or

          (d) by Entravision or Sunburst if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2001, or such later date as the parties may agree upon in writing.

     10.2 Rights of Parties for Nonperformance or Upon Termination.
          --------------------------------------------------------

          (a) If Sunburst does not have a right to terminate under Section 10.1 above, but Sunburst refuses to close the Contemplated Transactions or prevents the Closing due to a Breach of this Agreement, Entravision shall have the right to waive any grounds it may have to terminate under Section 10.1 above and to obtain specific performance of the obligations of Sunburst to consummate the Contemplated Transactions. Sunburst acknowledges and agrees that the Assets and the Stations are unique assets and Sunburst expressly agrees monetary damages would be inadequate to compensate Entravision for the refusal of Sunburst to perform the obligations for which the remedy of specific performance is granted herein. Accordingly, Sunburst acknowledges and agrees that such refusal to perform will cause irreparable injury to Entravision and that Entravision shall be entitled to obtain injunctive relief for specific performance of the obligations specifically listed in this Section 10.2.

          (b) If this Agreement is terminated for any reason other than by Sunburst under Section 10.1(b)(i) above on account of the failure of the conditions precedent set forth in any of Sections 8.2(a), (b), (c) and/or (d) above, the parties acknowledge and agree that Entravision shall be entitled to the return of the entire Escrow Deposit, plus interest. If this Agreement is terminated by Sunburst under Section 10.1(b)(i) above on account of the failure of the conditions precedent set forth in any of Sections 8.2(a), (b), (c) and/or
(d) above, the parties acknowledge and agree that Sunburst shall be entitled to receive the entire Escrow Deposit, less interest. In such event, Entravision shall immediately instruct the Escrow Agent to deliver the Escrow Deposit, less interest, to Sunburst. The parties acknowledge and agree that the remedy provided to Sunburst in this Section 10.2(b) shall not constitute either liquidated damages or Sunburst's sole remedy for a Breach of this Agreement by Entravision.

          (c) If this Agreement is terminated as provided in this Article 10, the Contemplated Transactions shall be abandoned without further action, rights or obligations by the parties hereto to one another, and all filings, applications and other submissions made hereunder shall, to the extent practicable, be withdrawn from the Persons to which they were made; provided, however, that nothing herein shall relieve either party from liability for any Breach of any representation, warranty, covenant or agreement in this Agreement prior to such termination.

                                  ARTICLE 11.
                           INDEMNIFICATION; REMEDIES

     11.1 Survival; Right to Indemnification Not Affected by Knowledge.  All
          ------------------------------------------------------------
representations, warranties, covenants and obligations in this Agreement, the Schedules and any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of two (2) years from the Closing Date, unaffected by any Knowledge or either party with respect thereto; provided, however, that the representations, warranties and covenants contained in Sections 4.2, 4.4, 4.7 and 4.16 shall survive until the expiration of the applicable statute of limitations; provided, further, that, with respect to claims asserted by third-parties, all representations, warranties, covenants and obligations shall survive until the applicable statute of limitations.

     11.2 Indemnification and Payment of Damages by Sunburst.  Provided that the
          --------------------------------------------------
Closing shall occur, Sunburst hereby agrees to indemnify and hold harmless Entravision, and its officers, directors, successors and assigns (collectively, the "Indemnified Parties") for, and will pay to the Indemnified Parties the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorney's fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with any or all of the following:

          (a) any Breach of any representation, warranty, covenant or obligation made by Sunburst in this Agreement, the Schedules or any other certificate or document delivered by Sunburst pursuant to this Agreement;

          (b) any and all Liabilities of Sunburst, except only for the Assumed Liabilities;

          (c) all operations of the Stations occurring at any time prior to the Closing Date; and

          (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Sunburst (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

     11.3 Indemnification and Payment of Damages -- Environmental Matters.
          ---------------------------------------------------------------

          (a) In addition to Section 11.2 above, Sunburst will further indemnify and hold harmless the Indemnified Parties for, and will pay to the Indemnified Parties the amount of, any Damages (including costs of cleanup, containment or other remediation) arising, directly or indirectly, from or in connection with any Environmental Laws arising out of or relating to: (i) the ownership, operation or condition at any time prior to the Closing Date of the Facilities, or any Hazardous Substances or other contaminants that were present on the Facilities prior to the Closing Date; or (ii) any Hazardous Substances or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, released or otherwise handled by the Stations or by any other Person for whose conduct the Stations may be held responsible at any time prior to the Closing Date, or any hazardous activities that were, or were allegedly, conducted by the Stations or by any other Person for whose conduct the Stations may be held responsible.

          (b) Entravision will be entitled to control any cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section
11.3. The procedure described in Section 11.5 below will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.3. Notwithstanding any provision to the contrary in this Section 11.3, Entravision and Sunburst agree that any Damages arising out of any violation of any Environmental Laws or Hazardous Substances covered by this Section 11.3 shall be apportioned in a manner so that Sunburst is responsible for any Damages accruing from activities occurring up through the Closing Date (other than for any Damages caused by Entravision) and Entravision is responsible for any Damages accruing from activities occurring from and after the Closing Date (other than for any Damages caused by Sunburst).

     11.4 Indemnification and Payment of Damages by Entravision.  Provided that
          -----------------------------------------------------
the Closing shall occur, Entravision will indemnify and hold harmless Sunburst, and will pay to Sunburst the amount of any Damages arising, directly or indirectly, from or in connection with any of the following:

          (a) any Breach of any representation, warranty, covenant or obligation made by Entravision in this Agreement or in any certificate delivered by Entravision pursuant to this Agreement;

          (b) any Breach by Entravision of any covenant or obligation of Entravision in this Agreement;

          (c) any and all of the Assumed Liabilities;

          (d) all operations of the Stations occurring at any time on or after the Closing Date;

          (e) any third-party claim arising directly from information set forth in the Public Filings (as defined below) (except for any claim arising directly from the negligent or intentional misconduct of Sunburst or from the inaccuracy of any information provided by Sunburst to Entravision contained in such Public Filings); and

           (f) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Entravision (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

     11.5  Procedure for Indemnification -- Third-Party Claims.
           ---------------------------------------------------

           (a) Promptly after receipt by an indemnified party in this Article 11 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such article, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

           (b) If any Proceeding referred to in Section 11.5(a) above is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate or the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this section for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding: (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten
(10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

           (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its written consent (which may not be unreasonably withheld).

     11.6  Procedure for Indemnification -- Other Claims.  A claim for
           ---------------------------------------------
indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     11.7  Limitation on Amount.  Notwithstanding the preceding provisions of
           --------------------
this Article 11 and except as provided below, the parties shall have no liability to the other with respect to the indemnification obligations under this Article 11 unless and until the aggregate amount of Damages equal or exceed $25,000 (the "Threshold Amount"). At such time as the aggregate Damages equal or exceed the Threshold Amount, the parties shall be indemnified to the full extent of all such Damages (including Damages counted in determining whether the aggregate Damages equal or exceed the Threshold Amount). Notwithstanding the preceding provisions of this section, the Threshold Amount shall not apply and each party shall be fully liable for indemnification claims for (i) payment of Station Expenses, (ii) performance by Entravision of the Assumed Liabilities,
(iii) payment of expenses incurred in connection with the Contemplated Transaction, (iv) intentional or fraudulent Breach by either party of any representation, warranty, covenant or obligation contained in this Agreement or
(v) remittance to Sunburst of the collections on the Accounts Receivable.

     11.8  Maximum Indemnification.  The aggregate amount of all claims subject
           -----------------------
to indemnification hereunder by Sunburst, on one hand, and Entravision, on the other hand, shall not exceed Fifteen Million Dollars ($15,000,000); provided, however, that the amount of any Damages incurred by a party pursuant to this
Article 11 shall be reduced by (i) the actual tax benefit realized with respect to payment of all or any portion of such Damages by the indemnified party and
(ii) the amount of any insurance proceeds actually paid to such indemnified party as reimbursement for such Damages.

     11.9  Exclusivity.  Each of the parties hereby acknowledges and agrees that
           -----------
from and after the Closing, and except in cases of fraud or intentional misconduct, the indemnity obligations set forth in this Article 11 shall constitute the sole and exclusive remedy of either party with respect to the Contemplated Transactions.

                                  ARTICLE 12.
                            POST-CLOSING COVENANTS

     The parties agree as follows with respect to the period following the
Closing:

     12.1  Further Assurances.  In case at any time after the Closing any
           ------------------
further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 11 above). After the Closing, Sunburst will execute any further documents consistent with this Agreement, provide any further reasonably available information and take any other actions not imposing significant financial or operational obligations in excess of the other obligations imposed by this Agreement, upon the request of Entravision based upon Entravision's reasonable determination that those actions are required to enable Entravision to effectuate this Agreement. After the Closing, Entravision will execute any further documents consistent with this Agreement, provide any further reasonably available information and take any other actions not imposing significant financial or operational obligations in excess of the other obligations imposed by this Agreement, upon the request of Sunburst based upon Sunburst's reasonable determination that those actions are required to enable Sunburst to effectuate this Agreement.

     12.2  Access to Books and Records.  At Sunburst's reasonable request,
           ---------------------------
Entravision shall provide Sunburst with reasonable access during business hours to such books and records of the Stations as Sunburst may reasonably require to comply with its tax reporting and filing obligations or to collect any unpaid Accounts Receivable.

     12.3  Confidential Information.  Entravision shall continue treat as
           ------------------------
confidential after the Closing Date, in the same manner as required by Section
13.3 below prior to the Closing Date, all of the information regarding Sunburst (exclusive of information relating to the Stations and the operations of the Stations) received from Sunburst in connection with the Contemplated Transactions.

     12.4  Litigation Support.  In the event and for so long as either party is
           ------------------
actively contesting or defending against any charge, complaint, Proceeding, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Stations, the other party will provide reasonable access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article 11 above); provided, however, that such access and cooperation does not unreasonably disrupt the normal operations of the cooperating party.

     12.5  Collection of Accounts Receivable.
           ---------------------------------

          (a) For a period commencing on the Closing Date and ending on the last day of the fourth (4th) full calendar month following the Closing Date (such period is referred to as the "Collection Period"), Entravision will have the right and the obligation to collect for the account of Sunburst the Accounts Receivable. Within three (3) business days following the Closing Date, Sunburst will furnish Entravision with a complete Accounts Receivable list current as of the Closing Date, detailing customer name, amount owed, aging and invoice numbers.

           (b) All receipts on the collection of an Account Receivable from a particular account debtor shall be applied first to the oldest outstanding invoice, unless the payment is made with reference to a specific invoice, in which case the payment shall be allocated to the specific invoice. Any monies or payments received by Entravision which are in payment for commercial air time or for other services or business provided by Entravision on or after the Closing Date shall belong to Entravision and Entravision shall not be obligated to remit any of such sums to Sunburst. Entravision will not, without the written consent of Sunburst, compromise or settle for less than full value any of the Accounts Receivable.

           (c) If any account debtor shall dispute its obligation to Sunburst, if any account debtor shall pay any invoice of Entravision's before having paid in full all outstanding invoices due to Sunburst or if any Account Receivable shall be deemed uncollectible by Entravision, then Entravision shall notify Sunburst of same and the rights to collect such disputed, unpaid or deemed uncollectible account will thereupon revert to Sunburst and Entravision will thereafter have no further responsibility with respect to the collection thereof.

           (d) On the tenth (10th) day of each month immediately following each calendar month end during the Collection Period, Entravision will provide Sunburst with a list of all Accounts Receivable collected during the preceding calendar month and Entravision will at that time also remit to Sunburst all sums collected by Entravision in connection with the Accounts Receivable (and not theretofore remitted to Sunburst) during such preceding month, without offset or deduction.

           (e) The obligation of Entravision hereunder will be to use reasonable efforts to collect the Accounts Receivable in the Ordinary Course of Business and does not extend to the institution of litigation, employment of counsel or other collection agency, or any other extraordinary means of collection, including the sending of demand letters. If requested by Entravision, Sunburst will provide Entravision with a power of attorney which will be sufficient for the purposes of evidencing to the various account debtors the exclusive authority of Entravision to collect the Accounts Receivable.

           (f) At the conclusion of the Collection Period, the collection rights to all of the remaining uncollected Accounts Receivable shall automatically revert to Sunburst, and Entravision will thereafter have no further responsibility with respect to the collection of the Accounts Receivable.

     12.6  Cooperation Regarding Financial Information.  Sunburst acknowledges
           -------------------------------------------
that Entravision will use compilations, carve out audits and other derivatives of Sunburst's financial information regarding the Stations in connection with future public filings of Entravision filed under the Securities Act of 1933, as amended, or under the Securities and Exchange Act of 1934, as amended (the "Public Filings"). For a period of three (3) years from the Closing Date, Sunburst shall cooperate in a commercially reasonable manner with Entravision so that Entravision may obtain any additional information concerning the Stations that Sunburst has in its possession that Entravision may need for the preparation of its Public Filings, in each case at Entravision's sole cost and expense. The foregoing cooperation of Sunburst shall consist of Sunburst (i) supplying financial information related to the Stations and (ii) granting Entravision (and its accountants) access to (a) the books and records relating to the Stations, (b) Sunburst personnel who are knowledgeable about such books and records and (c) subject to their consent, Sunburst's outside accountants.

                                  ARTICLE 13.
                              GENERAL PROVISIONS

     13.1  Expenses.  Except as otherwise expressly provided in this Agreement,
           --------
each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants.

     13.2  Public Announcements.  Other than those incidental to filings
           --------------------
required to comply with Legal Requirements, neither party shall make any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions, regardless of whether the Contemplated Transactions are consummated, without the prior written consent of the other party. The parties will consult with each other concerning the means by which the employees, customers and suppliers of Sunburst and others having dealings with Sunburst will be informed of the Contemplated Transactions, and Entravision will have the right to be present for any such communication.

     13.3  Confidentiality.  Between the date of this Agreement and the Closing
           ---------------
Date, the parties will maintain in confidence, and will cause the Representatives of Entravision and Sunburst to maintain in confidence, any information furnished by another party in connection with this Agreement or the Contemplated Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal Proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sunburst waives any cause of action, right or claim arising out of the access of Entravision or its Representatives to any trade secrets or other confidential information of

Sunburst except for the intentional competitive misuse by Entravision of such trade secrets or confidential information.

     13.4  No Solicitation of Employees.  If this Agreement shall terminate
           ----------------------------
without the Closing having occurred, or, if the Closing has occurred, except as otherwise provided for in Article 9 above, Entravision agrees that neither it nor any Related Person of Entravision will employ or solicit the employment of any employee of Sunburst at the Stations or any other employee of Sunburst or employee of any Related Person of Sunburst for a period of two years from and after the date hereof.

     13.5  Notices.  All notices, consents, waivers and other communications
           -------
under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Entravision:         Entravision Communications Corporation
                           Attention: Walter F. Ulloa and Philip C. Wilkinson
                           2425 Olympic Boulevard, Suite 6000 West
                           Santa Monica, California 90404
                           Telephone: (310) 447-3870
                           Facsimile: (310) 447-3899

with a required copy to:   Zevnik Horton Guibord McGovern
                           Palmer & Fognani, L.L.P.
                           Attention: Kenneth D. Polin, Esq.
                           101 West Broadway, Seventeenth Floor
                           San Diego, California 92101
                           Telephone: (619) 515-9600
                           Facsimile: (619) 515-9628

If to Sunburst:            Sunburst Media, LP
                           Attention: John Borders and Don L. Turner
                           1350 One Galleria Tower
                           13355 Noel Road
                           Dallas, Texas 75240
                           Telephone: (972) 702-7371
                           Facsimile: (972) 503-2183

with a required copy to:   Winstead Sechrest & Minick P.C.

                           Attention: Robert Q. Stanton, Esq.
                           5400 Renaissance Tower
                           1201 Elm Street
                           Dallas, Texas 75270
                           Telephone: (214) 745-5159
                           Facsimile: (214) 745-5867

with a required copy to:   Stephen F. Gormley
                           Great Hill Partners
                           One Liberty Square
                           Boston, Massachusetts 02109
                           Telephone: (617) 790-9414
                           Facsimile: (617) 345-7201

     13.6  Further Assurances.  The parties agree to furnish upon request to
           ------------------
each other such further information, execute and deliver to each other such other documents and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     13.7  Waiver.  The rights and remedies of the parties to this Agreement are
           ------
cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     13.8  Entire Agreement and Modification.  This Agreement supersedes all
           ---------------------------------
prior agreements between the parties with respect to its subject matter, including, without limitation, that certain Letter of Intent dated April 10, 2000, and constitutes (along with the recitals hereto, and the exhibits, Schedules and documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     13.9  Schedules.  The Schedules are hereby incorporated by reference into
           ---------
this Agreement in their entirety. The disclosures in the Schedules must relate only to the representations and warranties in the section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     13.10  Assignment, Successors and No Third-Party Rights.  Neither party may
            ------------------------------------------------
assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld or delayed, except that either party may assign any of its rights under this Agreement to any Related Person; provided that such assignment will not delay, impede or impair the Final FCC Consent process as compared to no such assignment having been made. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

     13.11  Severability.  If any provision of this Agreement is held invalid or
            ------------
unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     13.12  Section Headings; Construction.  The headings of sections in this
            ------------------------------
Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding section or sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     13.13  Time of Essence.  With regard to all dates and time periods set
            ---------------
forth or referred to in this Agreement, time is of the essence.

     13.14  Attorney's Fees.  The prevailing party in any Proceeding relating to
            ---------------
the enforcement or interpretation of this Agreement may recover from the unsuccessful party all costs, expenses and actual attorney's fees (including expert witness and other consultants fees and costs) relating to or arising out of (i) the Proceeding (whether or not the Proceeding proceeds to judgment) and
(ii) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses and actual attorney's fees.

     13.15  Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED
            -------------
UNDER THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

     13.16  Jurisdiction; Service of Process.  Any action or proceeding seeking
            --------------------------------
to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the state or federal courts located in San Antonio, Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     13.17  Counterparts; Facsimile.  This Agreement may be executed in one or
            -----------------------
more counterparts, all of which when fully-executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document. Each signatory below represents and warrants by his signature that he is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

                 [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties have executed and delivered this Asset Purchase Agreement as of the date first written above.

Entravision        ENTRAVISION COMMUNICATIONS CORPORATION,
                   a Delaware corporation


                   By: /s/ Walter F. Ulloa
                      --------------------
                           Walter F. Ulloa, Chairman and Chief Executive Officer


                   By: /s/ Philip C. Wilkinson
                      ------------------------
                           Philip C. Wilkinson, President and Chief Operating Officer

Sunburst           SUNBURST MEDIA, LP,
                   a Delaware limited partnership

                   By:  Sunburst Media Corporation
                   Its: Sole General Partner


                        By: /s/ Don L. Turner
                           ------------------
                                Don L. Turner, Vice President

                 [Signature Page to Asset Purchase Agreement]

EXHIBITS
--------

Exhibit A           Noncompetition Agreement

Exhibit B-1         Legal Opinion of Counsel for Sunburst

Exhibit B-2         Legal Opinion of FCC Counsel for Sunburst

The registrant hereby agrees to furnish a copy of any omitted schedule or exhibit upon request.